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                                                                       Exhibit 5

                          WEIL, GOTSHAL & MANGES LLP
      A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATION
                  767 FIFTH AVENUE . NEW YORK, NY 10153-0119
                                (212) 310-8000
                              FAX: (212) 310-8007



                               February 10, 1997



AK Steel Corporation
AK Steel Holding Corporation
703 Curtis Street
Middletown, Ohio  45043

Ladies and Gentlemen:

          We have acted as counsel to AK Steel Corporation, a Delaware corporation ("AK Steel"), and AK Steel Holding Corporation, a Delaware corporation ("Holding"), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (No. 333-19781) and one amendment thereto (collectively, the "Registration Statement"), filed with respect to $550,000,000 aggregate principal amount of 9-1/8% Senior Notes Due 2006 (the "Notes") of AK Steel to be issued under an Indenture, dated as of December 17, 1996 (the "Indenture"), by and among AK Steel, Holding, as guarantor, and The Bank of New York, as trustee (the "Trustee"). The Notes will be unconditionally guaranteed on a senior basis by Holding pursuant to a guarantee contained in the Indenture (the "Guarantee").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the form of Note set forth in the Indenture, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of AK Steel and Holding, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the
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AK Steel Corporation
AK Steel Holding Corporation
February 10, 1997
Page 2


originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of AK Steel and Holding. In addition, we have assumed that the Notes will be executed and delivered substantially in the form examined by us.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1. The Notes have been duly authorized for issuance and, when duly executed by AK Steel, authenticated by the Trustee pursuant to the terms of the Indenture and delivered in exchange for securities of like tenor and principal amount in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will be validly issued and will constitute the legally binding obligations of AK Steel entitled to the benefits of the Indenture in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          2. The Guarantee has been duly authorized and will constitute the legally binding obligation of Holding, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          The opinions herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

          The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be
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AK Steel Corporation
AK Steel Holding Corporation
February 10, 1997
Page 3


furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent, except that we hereby consent to the use of this opinion as an exhibit to the Registration Statement. We also consent to any and all references to our firm under the caption "Legal Matters" in the Prospectus that is part of the Registration Statement.


                              Very truly yours,

                              /s/ Weil, Gotshal & Manges LLP